UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 27, 2020

EVOKE PHARMA, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-36075	20-8447886
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

420 Stevens Avenue, Suite 370 Solana Beach, California		92075
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (858) 345-1494

(Former Name or Former Address, if Changed Since Last Report.)

Title of each class	Trading symbol	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	EVOK	The Nasdaq Capital Market

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01Entry into a Definitive Material Agreement.

On August 27, 2020, Evoke Pharma, Inc. (the “Company”) entered into a sales and distribution agreement, titled the 3PL Agreement (the “Sales and Distribution Agreement”), with Eversana Life Science Services, LLC (“Eversana”) as contemplated by the commercial services agreement (the “Commercial Services Agreement”) dated January 21, 2020 between the Company and Eversana.  Pursuant the Sales and Distribution Agreement, the Company will supply Eversana, and Eversana shall exclusively purchase all of its requirements for Gimoti™ (metoclopramide) nasal spray, the Company’s product indicated for the relief of symptoms in adults with acute and recurrent diabetic gastroparesis. Eversana will also provide, among other things, certain order to cash, chargeback processing, government price reporting, and logistics services pursuant to the Sales and Distribution Agreement.

The Sales and Distribution Agreement will automatically expire or terminate concurrently with the expiration or termination of the Commercial Services Agreement, and either party may terminate the agreement for the material breach of the other party, subject to a specified cure period.

The foregoing description of the terms of the Sales and Distribution Agreement does not purport to be complete, and is qualified in its entirety by reference to the complete copy of such agreement which the Company expects to file as an exhibit to its Quarterly Report on Form 10-Q for the period ending September 30, 2020.  The Company intends to seek confidential treatment for certain portions of the agreement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVOKE PHARMA, INC.

Date: September 2, 2020	By:	/s/ Matthew J. D’Onofrio
	Name:	Matthew J. D’Onofrio
	Title:	Executive Vice President, Chief Business Officer and Secretary